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As filed with the Securities and Exchange Commission on September 6, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

MONACO COACH CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation)	35-1880244 (I.R.S. Employer Identification Number)

91320 Coburg Industrial Way
Coburg, OR 97408
(Address of principal executive offices)

1993 DIRECTOR OPTION PLAN
(Full title of the plan)

Kay L. Toolson
Chief Executive Officer
MONACO COACH CORPORATION
91320 Coburg Industrial Way
Coburg, OR 97408
(541) 998-1068
(Name, address and telephone number, including area code, of agent for service)

Copy to:
 Henry P. Massey, Jr., Esq.
Wilson, Sonsini, Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock
$.01 par value to be issued under the 1993 Director Option Plan	100,000 shares	$29.09(1)	$2,909,000.00(1)	$727.25

(1)
Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Computation based upon the average of the high and low prices of the Common Stock as reported in the Nasdaq National Market on September 5, 2001 because the price at which options to be granted in the future may be exercised is not curently determinable.

MONACO COACH CORPORATION
REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by References

    There are hereby incorporated by references in this Registration Statement the following documents and information heretofore filed by Monaco Coach Corporation (the "Company") with the Securities and Exchange Commission:

    (1) The Company's Annual Report on Form 10-K for the year ended December 30, 2000 filed on March 30, 2001, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act");

    (2) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 filed on August 14, 2001, pursuant to Section 13 of the 1934 Act.

    (3) The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A filed on December 17, 1998, pursuant to Section 12(b) of the 1934 Act.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Not applicable.

Item 6. Indemnification of Directors and Officers.

    Section 145(a) of the Delaware General Corporation Law (the "Corporation Law") provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suite or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." With respect to derivative actions, Section 145(b) of the Corporation Law provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor... [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actionally and reasonable incurred by him in

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connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

    Article VI of the Company's By-laws provides that the Company may indemnify each person who is or was a director or officer of the Company to the full extent permitted by Corporation Law. Such Article also provides that the Company may, but is not required to, indemnify its employees and agents (other than directors and officers) to the extent and in the manner permitted by the Corporation Law.

    The Company has entered into an indemnification agreement with each of its directors and officers and intends to maintain insurance for the benefit of its directors and officers insuring such person against certain liabilities, including liabilities under the securities laws.

    See also the undertakings set out in Item 9 of this Form S-8.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (Incorporated herein by reference to Exhibit (3.1) to the Registrant's Annual Report on Form 10-K for the year ended January 1, 1994).

Certificate of Amendment of Amended & Restated Certificate of Incorporation dated June 30, 1999 (Incorporated herein by reference to Exhibit (3.2) to the Registrant's Annual Report on Form 10-K for the year ended January 1, 2000).
4.2	Bylaws of Registrant, as amended to date (incorporated herein by reference to Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the year ended December 30, 2000).
5.1	Opinion of counsel as to legality of securities being registered.
23.1	Consent of counsel (contained in Exhibit 5.1).
23.2	Consent of Independent Accountants.
24.1	Power of Attorney (see page II-4).

Item 9. Undertakings.

      A.  The Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B.  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Corporation Law, the Company's Certificate of Incorporation, the Company's By-laws or the Company's indemnification agreements, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant, Monaco Coach Corporation, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Coburg, Oregon on September 6, 2001.

MONACO COACH CORPORATION

By:	/s/ Kay L. Toolson Kay L. Toolson, Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kay L. Toolson and John W. Nepute, jointly and severally, as his or her attorneys-in-fact, with full power of substitution in each, for him or her in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kay L. Toolson (Kay L. Toolson)	Chief Executive Officer and Director (Principal Executive Officer)	September 6, 2001
/s/ P. Martin Daley (P. Martin Daley)	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 6, 2001
/s/ Michael J. Kluger (Michael J. Kluger)	Director	September 6, 2001
/s/ Carl E. Ring, Jr. (Carl E. Ring, Jr.)	Director	September 6, 2001
/s/ Richard A. Rouse (Richard A. Rouse)	Director	September 6, 2001
/s/ Roger A. Vandenberg (Roger A. Vandenberg)	Director	September 6, 2001

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INDEX TO EXHIBITS

Exhibit Number	Description	Sequentially Numbered Page
4.1	Amended and Restated Certificate of Incorporation of the Registrant (Incorporated herein by reference to Exhibit (3.1) to the Registrant's Annual Report on Form 10-K for the year ended January 1, 1994).

Certificate of Amendment of Amended & Restated Certificate of Incorporation dated June 30, 1999 (Incorporated herein by reference to Exhibit (3.2) to the Registrant's Annual Report on Form 10-K for the year ended January 1, 2000).
4.2	Bylaws of Registrant, as amended to date (incorporated herein by reference to Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the year ended December 30, 2000).
5.1	Opinion of counsel as to legality of securities being registered.
23.1	Consent of counsel (contained in Exhibit 5.1).
23.2	Consent of Independent Accountants.
24.1	Power of Attorney (see page II-4).

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PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by References
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS